NOVEN ANNOUNCES 2008 FINANCIAL RESULTS

Noven Reports 2008 EPS of $0.87, Adjusted 2008 EPS of $0.79
Novogyne’s Full Year Net Income Increases 25% to $99.5 Million

Miami, FL, March 5, 2009 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the quarter and year ended December 31, 2008.

Earnings Summary
For full year 2008, Noven reported net income of $21.4 million or $0.87 diluted earnings per share. Results for 2008 included the items described under Financial Results – Special Items below. Excluding those items and related tax effects, Noven’s net income for 2008 was $19.4 million or $0.79 diluted earnings per share.

For the fourth quarter of 2008, Noven reported net income of $9.1 million or $0.37 diluted earnings per share. Excluding the items described under Financial Results – Special Items below and related tax effects, Noven’s net income for the fourth quarter of 2008 was $5.2 million or $0.21 diluted earnings per share.

Tables reconciling net income and earnings per share on a GAAP basis to net income and earnings per share as adjusted to exclude the special items are attached to this press release.

CEO Comment
Peter Brandt, Noven’s President & CEO, commented on Noven’s business and results: “In 2008, we made significant progress in advancing our opportunities and addressing our challenges. Novogyne once again delivered outstanding results, with our equity in earnings of Novogyne increasing 27% over 2007 to $45.6 million. At Noven, we strengthened our balance sheet and cash position, made substantial progress toward a solution to the Daytrana peel force issue, launched a new product, refocused and enhanced our transdermal development activities, and commenced a Phase 2 study for Mesafem – our non-hormonal therapy for vasomotor symptoms – that should help meet an important patient need. Across the organization, we prioritized our opportunities and focused our resources on the disciplined execution of our strategies.”

Brandt continued: “We believe our progress in 2008 – and our strategy and plans for Noven and Novogyne in the current year – position us to deliver improvement in revenues, profitability, and earnings per share in 2009, while continuing to invest in Mesafem and other developmental products that have the potential to meaningfully benefit patients and reward shareholders for the longer term.”

2008 Highlights
Novogyne Growth. At Novogyne Pharmaceuticals, Noven’s joint venture with Novartis Pharmaceuticals Corporation, net revenues for 2008 increased 15% and net income increased 25% compared to 2007. Total prescriptions for Novogyne’s Vivelle-Dot® product (developed and manufactured by Noven) increased 6% in 2008 compared to 2007, while total prescriptions in the U.S. hormone therapy market decreased 5% for the same period. During 2008, Vivelle-Dot increased its share of the transdermal estrogen market (including patches, creams, gels and sprays) from 53% to 57%, and increased its share of the overall estrogen therapy market from 10% to 11%.

Daytrana® Progress. In the fourth quarter of 2008, Noven continued its ongoing testing of the manufacturing solutions intended to address the peel force issue affecting certain lots of its Daytrana product for Attention Deficit Hyperactivity Disorder (“ADHD”). Noven believes that test results to date support its view that the proposed solutions will effectively address the issue. Subject to FDA review and agreement, Noven expects to produce Daytrana product incorporating a solution in the third quarter of 2009. At December 31, 2008, Noven maintained a $3.8 million reserve related to existing Daytrana product at risk of exceeding the product’s peel force specification. In addition, in the 2008 fourth quarter, Noven implemented new manufacturing practices and procedures that helped improve efficiencies associated with existing Daytrana production. Those efforts, along with a $0.5 million reduction in an existing Daytrana reserve, contributed to Noven’s overall 43% gross margin for the quarter.

Stavzor® Approved & Launched. In July 2008, the FDA granted final approval of the New Drug Application for Stavzor (valproic acid delayed release capsules) for the treatment of manic episodes associated with bipolar disorder, adjunctive therapy in multiple seizure types (including epilepsy), and prophylaxis of migraine headaches. Noven Therapeutics commercially launched Stavzor in August 2008.

Pipeline. During 2008, Noven advanced the following projects in its product development pipeline:

P&GP Collaboration. In August 2008, Noven entered into global license and supply agreements with Procter & Gamble Pharmaceuticals, Inc. relating to the development and commercialization of a low-dose testosterone patch for the treatment of Hypoactive Sexual Desire Disorder and other indications.

Mesafem™ Phase 2 Study. In the fourth quarter of 2008, Noven commenced patient enrollment for a Phase 2 study of Mesafem, Noven’s developmental non-hormonal product for vasomotor symptoms (hot flashes), and Phase 2 study results are expected to be available in 2009.

Amphetamine Patch. Noven and Shire plc (“Shire”) terminated their agreements for the development of an amphetamine patch for ADHD, and the commercial rights to that product were returned to Noven, resulting in the recognition by Noven of $7.2 million in previously deferred license revenues in the fourth quarter of 2008 and the addition of a significant product to Noven’s internal pipeline.

Intellectual Property. In November 2008, Noven was issued U.S. Patent 7,456,159, extending to the year 2022, relating to the use of a parent drug and pro-drug in combination for the transdermal administration of certain compounds. This is one of several patent opportunities that Noven expects to pursue in the drug/pro-drug area, all as part of Noven’s ongoing strategy to extend and enhance Noven’s intellectual property in transdermal drug delivery.

Leadership. During 2008, Noven appointed new pharmaceutical industry veterans to help lead its transition from a transdermal drug delivery company to a broader-based specialty pharmaceutical company, including:

•	Peter Brandt (President, Chief Executive Officer & Director);

•	Steven Dinh (VP & Chief Scientific Officer);

•	Anthony Venditti (VP – Marketing & Sales);

•	Joel Lippman, M.D. (VP – Clinical Development & Chief Medical Officer); and

•	Peter Amanatides (VP – Quality Assurance & Quality Control).

Also during 2008, Wayne Yetter, previously Noven’s lead independent director, was named non-executive Chairman of the Noven Board of Directors.

Financial Results
Noven’s financial results for full year 2008 and for the period August 14, 2007 through December 31, 2007 included the results of operations of Noven Therapeutics (formerly JDS Pharmaceuticals), a specialty pharmaceutical company acquired by Noven in August 2007.

Special Items
Noven’s results for 2008 included the following special items (the “2008 Items”): (i) the recognition of $7.2 million in license revenues in the fourth quarter of 2008 as a result of the termination of agreements with Shire for the development of an amphetamine patch (the “Amphetamine Revenues”); (ii) the recognition of $5.0 million in operating income due to the reversal of an accrued liability related to a future Pexeva® contingent sales milestone; (iii) $3.7 million in charges for reimbursements to Shire for their voluntary recalls of certain Daytrana product in 2008, as well as the establishment of $3.8 million in reserves related to existing Daytrana product at risk of exceeding the product’s peel force specification during its shelf life (together referred to as the “2008 Daytrana Charges”); and (iv) the establishment in the fourth quarter of 2008 of a $1.8 million reserve related to a previously-disclosed patent infringement case (the “Litigation Expense”).

Noven’s results for 2007 included the following special items (the “2007 Items”): (i) a $100.2 million charge for the portion of the Noven Therapeutics purchase price allocated to in-process research and development (the “IPR&D Charge”); (ii) a $3.3 million charge for reimbursements to Shire for their voluntary recalls of certain Daytrana product in 2007 (the “2007 Daytrana Charges”); and (iii) an aggregate $3.3 million charge in the 2007 fourth quarter related to employee separation arrangements (the “Separation Charge”).

2008 Full-Year Results
For 2008, Noven reported net income of $21.4 million ($0.87 diluted earnings per share), compared to a net loss of $45.4 million ($1.84 loss per share) for 2007. Excluding the 2008 Items, the 2007 Items and the related tax effects, net income for 2008 would have been $19.4 million ($0.79 diluted earnings per share) compared to $23.6 million ($0.94 diluted earnings per share) in 2007.

Noven’s net revenues in 2008 were $108.2 million, an increase of 30% over 2007. This increase reflects a full year of sales of Noven Therapeutics’ products, as well as increased license and contract revenues, primarily due to the Amphetamine Revenues and increased amortization associated with Daytrana sales milestone payments.

Gross margin, as a percentage of net product revenues, was 33% in 2008 compared to 37% in 2007. Cost of products sold in 2008 included $1.1 million of the 2008 Daytrana Charges, $2.8 million of inventory write-offs primarily related to an equipment failure in transdermal manufacturing in the first half of 2008, as well as increased quality assurance activities and expenses, primarily related to Daytrana production.

Excluding the $100.2 million IPR&D Charge in 2007, research and development expenses in 2008 increased $1.5 million to $15.5 million compared to 2007. Selling and marketing expenses increased to $23.3 million from $9.2 million in 2007, reflecting a full year of selling and marketing expenses at Noven Therapeutics, including costs related to the launch of Stavzor. In 2008, general and administrative expenses increased $6.4 million, or 21%, and included $4.8 million of the 2008 Daytrana Charges, a full year of expenses at Noven Therapeutics, and a $1.8 million charge related to the Litigation Expense. General and Administrative expenses in 2007 included $2.2 million of the 2007 Daytrana Charges.

Noven recognized $45.6 million in earnings from Novogyne in 2008, an increase of 27% compared to 2007. Net revenues at Novogyne increased 15% to $169.6 million in 2008, primarily due to increased sales of Vivelle-Dot. Novogyne’s gross margin percentage for 2008 was 80%. Novogyne’s selling, general and administrative expenses were $37.5 million in 2008, a 2% decrease from 2007. Novogyne’s net income for 2008 increased 25% to $99.5 million compared to $79.8 million in the prior year.

2008 Fourth Quarter Results
For the quarter ended December 31, 2008 (the “2008 Quarter”), Noven reported net income of $9.1 million ($0.37 diluted earnings per share), compared to net income of $1.0 million ($0.04 diluted earnings per share) for the quarter ended December 31, 2007 (the “2007 Quarter”). Excluding the Amphetamine Revenues, the Litigation Expense and a $0.5 million reduction in the existing Daytrana reserve for product at risk of exceeding the product’s peel force specification (all recorded in the 2008 Quarter) and the Separation Charge (recorded in the 2007 Quarter) and the related tax effects, net income for the 2008 Quarter would have been $5.2 million ($0.21 diluted earnings per share) compared to $3.4 million ($0.14 diluted earnings per share) in the 2007 Quarter.

Noven’s net revenues in the 2008 Quarter totaled $36.4 million, an increase of 57% over the 2007 Quarter. This increase reflects increased license and contract revenues, primarily due to the Amphetamine Revenues and increased amortization associated with Daytrana sales milestone payments.

Gross margin, as a percentage of net product revenues, was 43% in the 2008 Quarter compared to 28% in the 2007 Quarter, primarily reflecting higher overall product revenues, lower inventory reserves and improved efficiencies associated with Daytrana production in the 2008 Quarter, as well as a $0.5 million reduction in the existing Daytrana reserve.

Research and development expenses in the 2008 Quarter increased $1.2 million to $4.9 million compared to the 2007 Quarter. Selling and marketing expenses increased to $5.8 million in the 2008 Quarter from $5.6 million in the 2007 Quarter. In the 2008 Quarter, general and administrative expenses decreased $1.3 million, or 11%, reflecting the Litigation Expense recorded in the 2008 Quarter and the Separation Charge recorded in the 2007 Quarter.

Noven recognized $11.1 million in earnings from Novogyne in the 2008 Quarter, which is 3% higher than the 2007 Quarter. Net revenues at Novogyne increased 1% to $40.5 million, reflecting higher gross sales of Vivelle-Dot, substantially offset by an adjustment to sales deductions for that product in the 2008 Quarter. New prescriptions for Vivelle-Dot in the 2008 Quarter increased 7% compared to the 2007 Quarter, and total prescriptions increased 5% for the same period. Novogyne’s gross margin percentage for the 2008 Quarter was 79%. Novogyne’s selling, general and administrative expenses in the 2008 Quarter decreased 4% to $9.6 million, reflecting lower expenses due to product marketing efficiencies. Novogyne’s net income for the 2008 Quarter increased 3% to $22.9 million, compared to $22.2 million in the 2007 Quarter.

Balance Sheet Information
At December 31, 2008, Noven had $62.9 million in cash and cash equivalents and $15.5 million in investments in auction rate securities (“ARS”). This compares with $14.0 million in cash and cash equivalents and $54.4 million in investments in ARS at December 31, 2007. As of December 31, 2008, Noven had no long-term debt, and no amounts were outstanding under its $15.0 million revolving credit facility.

Noven’s investments in ARS at December 31, 2008 had a par value of $16.0 million and a fair value of $15.5 million. Noven successfully liquidated $39.0 million of these investments at par value in 2008. The ARS held by Noven are collateralized primarily by tax-exempt municipal bonds and, to a much lesser extent, guaranteed student loans. In the 2008 Quarter, a previously-recorded $0.5 million temporary impairment of Noven’s investments in ARS was reclassified as other-than-temporary, and consequently was charged to operations.

Non-GAAP Financial Information
Under accounting principles generally accepted in the U.S. (“GAAP”), “net income” and “diluted earnings per share” include all charges and other items for the periods reported.  In addition to results determined in accordance with GAAP, in this press release Noven has also provided net income and diluted earnings per share for the periods presented excluding the 2008 Items and the 2007 Items.  Noven believes that comparing Noven’s period-to-period financial results without giving effect to the 2008 Items and the 2007 Items may be helpful to investors to permit comparison of Noven’s period-to-period financial results on a more uniform basis.  For the same reasons, management uses these non-GAAP financial measures to evaluate Noven’s current performance against its historical performance and to plan its future business activities.  These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of Noven’s overall financial performance.  Adjusted net income and adjusted diluted earnings per share are limited by the fact that companies may not necessarily compute each in the same manner, thereby making these measures less useful than the same measures calculated in accordance with GAAP.

Conference Call
A conference call with management relating to Noven’s financial results will be webcast live on our website at www.noven.com beginning at 11:00 a.m. Eastern time this morning, March 5. Thereafter, a rebroadcast of the call will be accessible on our website for at least two weeks. A taped replay will be available beginning March 5 through March 8 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 286 and conference ID number 313659. The conference call is expected to contain forward-looking statements and information in addition to those contained in this press release.

About Noven
Noven Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the research, development, manufacturing, marketing and sale of prescription pharmaceutical products. Noven’s business and operations are focused in three principal areas – transdermal drug delivery, the Novogyne joint venture, and Noven Therapeutics, Noven’s specialty pharmaceutical unit. Noven is committed to developing and offering products and technologies that meaningfully benefit patients, its customers and its industry partners. For more information, visit www.noven.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Noven’s control.

By category and not necessarily listed in order of priority or probability, these risks and uncertainties include: Daytrana - the risk that solutions currently in testing to address the Daytrana peel force issue may be delayed, unsuccessful, costly or take more time than expected to implement and the possibility that any implemented solution may not adequately resolve the issue; the risk that the FDA may not agree with the solutions currently in testing, which could delay or prevent their implementation; the risk that Noven’s assessment of the root cause of the Daytrana peel force issue may prove inaccurate, incomplete or otherwise incorrect; the risk that the new release testing intended to identify Daytrana lots likely to develop peel force issues during the product’s shelf life may not accurately, completely or correctly identify such lots; the risk that the cost of additional product recalls may exceed the $3.8 million reserve established in 2008; the risk that Daytrana could be adversely affected by a number of factors, including: (i) if Noven is unable to adequately resolve the Daytrana-related issues raised by the FDA in the warning letter that Noven received in January 2008, (ii) new market entrants, including from other ADHD products marketed or under development by Shire, (iii) raw material supply interruptions and/or the inability to obtain the active ingredient methylphenidate, and (iv) delays or inability to obtain necessary DEA methylphenidate procurement quota; and the risk that any adverse effect to the market for Daytrana due to the foregoing or other factors could adversely affect Noven’s reputation, results of operations and/or its financial position; Regulatory Matters - the risk that Noven’s response to the FDA warning letter may not be acceptable to the FDA or adequately address the FDA’s concerns, and in such case, the risk that the FDA may take regulatory action against Noven, which may include fines, product seizures or recalls, injunctions, suspension of production and/or the withdrawal of product approval; and the likelihood that any fine or product recall, injunction, seizure, suspension of production and/or withdrawal of product approval would have a material adverse effect on Noven, including the loss of product sales, potentially significant costs associated therewith and the potential for litigation related to this matter; Noven’s Pipeline – risks and uncertainties related to the cost, timing and success of ongoing and planned clinical trials, including with respect to the current Phase 2 study for Mesafem, and the risk that results from early-stage clinical trials may not be indicative of results in later-stage trials; the unproven safety and efficacy of products under development; the difficulty of predicting FDA approval of products, including timing; the possibility that product launches may be delayed; the risk that any expected period of exclusivity for a new product may not be realized; unexpected adverse events or side effects or inadequate efficacy of a product that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims of approved products; the difficulty of predicting acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the risk that product acceptance may be less than anticipated as well as risks related to compliance with extensive, costly, complex and evolving governmental regulations and restrictions, and reimbursement policies of government and private health insurers and others; the possibility that patent applications may not result in issued patents, and that issued patents may not be enforceable or could be invalidated; and the impact of competitive responses to Noven’s sales, marketing and strategic efforts, and the risk that Noven’s development partners may have priorities that are different from or conflict with those of Noven, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development program; Liquidity – liquidity and investment risks related to Noven’s auction rate securities; the risk that Noven would be required to record an additional impairment charge if Noven determines that it is necessary to lower the carrying value of its auction rate securities to reflect the estimated prevailing fair market value; the risk that the recent volatility and disruptions in the global financial markets and extremely tight credit markets may adversely affect Noven’s ability to obtain financing in the future or access its credit facility, if required; and the risk that the current unstable and deteriorating economic conditions could harm the liquidity or financial position of Noven’s partners, customers or suppliers, which could in turn cause such parties to fail to meet their contractual or other obligations to Noven; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and risks and uncertainties related to the fact that Vivelle-Dot comprises a substantial majority of Novogyne’s aggregate total prescriptions, including the risk of potential generic competition to Vivelle-Dot.

For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
305-253-1916

Noven Pharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of	Three Months Ended		Twelve Months Ended
Operations Data:
(amounts in thousands, except per share	December 31,		December 31,
amounts) (unaudited)

	2008	2007	2008	2007

Revenues:
Product revenues – Novogyne:
Product sales, net	$7,379	$6,451	$21,308	$22,425
Royalties	1,624	1,694	8,411	7,458

Total net product revenues – Novogyne	9,003	8,145	29,719	29,883
Product revenues, net – third parties	13,551	9,933	47,908	35,553

Total net product revenues	22,554	18,078	77,627	65,436
License and contract revenues	13,831	5,114	30,548	17,725

Total net revenues	36,385	23,192	108,175	83,161
Costs and Expenses:
Cost of products sold – Novogyne	4,351	3,153	15,134	13,683
Cost of products sold – third parties	8,491	9,812	36,727	27,334

Total cost of products sold	12,842	12,965	51,861	41,017
Acquired in-process research and
development	—	—	—	100,150
Research and development	4,874	3,678	15,527	13,978
Selling and marketing	5,814	5,596	23,299	9,160
General and administrative	9,721	10,972	36,796	30,411

Total costs and expenses	33,251	33,211	127,483	194,716

Reversal of contingent milestone	—	—	5,000	—
liability

Income (loss) from operations	3,134	(10,019)	(14,308)	(111,555)
Equity in earnings of Novogyne	11,097	10,825	45,642	35,850
Interest income, net	556	703	2,022	5,454
Loss on auction rate securities	(515)	—	(515)	—
Income (loss) before income taxes	14,272	1,509	32,841	(70,251)
Provision (benefit) for income taxes	5,166	460	11,429	(24,875)

Net income (loss)	$9,106	$1,049	$21,412	$(45,376)

Basic earnings (loss) per share	$0.37	$0.04	$0.87	$(1.84)

Diluted earnings (loss) per share	$0.37	$0.04	$0.87	$(1.84)

Weighted average number of common shares outstanding:
Basic	24,665	24,552	24,617	24,728

Diluted	24,807	24,796	24,729	24,728

Consolidated Balance Sheet Data:	As of December 31,
(amounts in thousands) (unaudited)	2008	2007
Cash and cash equivalents	$62,875	$13,973
Investments in auction rate securities	15,460	54,400
Investment in Novogyne	24,319	24,310
Total assets	301,566	286,698
Deferred license and contract revenues	102,304	105,244
Stockholders’ equity	160,436	134,294

Novogyne Pharmaceuticals (a/k/a Vivelle Ventures LLC)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Gross revenues	$49,365	$45,915	$197,994	$171,347
Sales allowances	5,152	5,143	23,731	21,912
Sales return allowances	3,714	675	4,645	1,447

Sales allowances and returns	8,866	5,818	28,376	23,359

Net revenues	40,499	40,097	169,618	147,988
Cost of sales	8,306	8,209	33,795	31,203
Selling, general and administrative expenses	9,648	10,094	37,471	38,084

Income from operations	22,545	21,794	98,352	78,701
Interest income and other	347	362	1,129	1,145

Net income	$22,892	$22,156	$99,481	$79,846

Noven’s equity in earnings of	$11,097	$10,825	$45,642	$35,850
Novogyne

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations	Twelve Months Ended			Twelve Months Ended
Data: (amounts in thousands,	December 31, 2008			December 31, 2007
except per share) (unaudited)

	Non-	Adjustments	GAAP[3]	Non-	Adjustments	GAAP[3]
	GAAP[1]			GAAP[2]

Net revenues	$102,525	$5,650	$108,175	$83,987	$(826)	$83,161
Costs and Expenses:
Cost of products sold	50,809	1,052	51,861	40,705	312	41,017
Acquired in-process research
and development	—	—	—	—	100,150	100,150
Research and development	15,527	—	15,527	13,978	—	13,978
Selling and marketing	23,299	—	23,299	9,160	—	9,160
General and administrative	30,216	6,580	36,796	24,908	5,503	30,411

Total costs and expenses	119,851	7,632	127,483	88,751	105,965	194,716
Reversal of contingent
milestone liability	—	5,000	5,000	—	—	—

Loss from operations	(17,326)	3,018	(14,308)	(4,764)	(106,791)	(111,555)
Equity in earnings of Novogyne	45,642	—	45,642	35,850	—	35,850
Interest income, net	2,022	—	2,022	5,454	—	5,454
Loss on auction rate securities	(515)	—	(515)	—	—	—

Income (loss) before income taxes	29,823	3,018	32,841	36,540	(106,791)	(70,251)
Provision (benefit) for income taxes	10,379	1,050	11,429	12,938	(37,813)	(24,875)

Net income (loss)	$19,444	$1,968	$21,412	$23,602	$(68,978)	$(45,376)

Basic earnings (loss) per share	$0.79	$0.08	$0.87	$0.95	$(2.79)	$(1.84)

Diluted earnings (loss) per	$0.79	$0.08	$0.87	$0.94	$(2.78)	$(1.84)
share

Weighted average number of common shares outstanding:
Basic	24,617	—	24,617	24,728	—	24,728

Diluted[4]	24,729	—	24,729	25,146	(418)	24,728

(1)	Non-GAAP amounts for the year ended December 31, 2008 exclude: (i) the recognition of $7.2 million in license and contract revenues as a result of the termination of our agreements with Shire for the development of an amphetamine patch, (ii) the recognition of $5.0 million in operating income from the reversal of an accrued liability related to a future Pexeva® contingent sales milestone, (iii) $3.7 million of charges associated with the voluntary market withdrawal of a portion of the Daytrana® product by Shire, (iv) a $3.8 million charge related to previously manufactured Daytrana® product at risk of exceeding the product’s peel force specification during its shelf life, and (v) a $1.8 million charge for the defense of a patent infringement case.

(2)	Non-GAAP amounts for the year ended December 31, 2007 exclude: (i) acquired IPR&D of $100.2 million which was immediately expensed following the completion of the acquisition of Noven Therapeutics, (ii) a $3.3 million charge associated with the voluntary withdrawal of a portion of the Daytrana® product by Shire, and (iii) a $3.3 million fourth quarter charge related to employee separation arrangements.

(3)	Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).

(4)	Diluted weighted average number of shares outstanding for the year ended December 31, 2007 on a non-GAAP basis have been adjusted to include shares that were excluded from the GAAP calculation because such shares were antidilutive on a GAAP basis.

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations	Three Months Ended			Three Months Ended
Data: (amounts in thousands,	December 31, 2008			December 31, 2007
except per share) (unaudited)

	Non-	Adjustments	GAAP[3]	Non-	Adjustments	GAAP[3]
	GAAP[1]			GAAP[2]

Net revenues	$29,254	$7,131	$36,385	$23,192	$—	$23,192
Costs and Expenses:
Cost of products sold	13,462	(620)	12,842	12,965	—	12,965
Acquired in-process research
and development	—	—	—	—	—	—
Research and development	4,874	—	4,874	3,678	—	3,678
Selling and marketing	5,814	—	5,814	5,596	—	5,596
General and administrative	7,971	1,750	9,721	7,589	3,383	10,972

Total costs and expenses	32,121	1,130	33,251	29,828	3,383	33,211
Reversal of contingent
milestone liability	—	—	—	—	—	—

Income (loss) from operations	(2,867)	6,001	3,134	(6,636)	(3,383)	(10,019)
Equity in earnings of Novogyne	11,097	—	11,097	10,825	—	10,825
Interest income, net	556	—	556	703	—	703
Loss on auction rate securities	(515)	—	(515)	—	—	—

Income (loss) before income taxes	8,271	6,001	14,272	4,892	(3,383)	1,509
Provision (benefit) for income taxes	3,110	2,056	5,166	1,500	(1,040)	460

Net income (loss)	$5,161	$3,945	$9,106	$3,392	$(2,343)	$1,049

Basic earnings (loss) per share	$0.21	$0.16	$0.37	$0.14	$(0.10)	$0.04

Diluted earnings (loss) per	$0.21	$0.16	$0.37	$0.14	$(0.10)	$0.04
share

Weighted average number of common shares outstanding:
Basic	24,665	—	24,665	24,552	—	24,552

Diluted	24,807	—	24,807	24,796	—	24,796

(1)	Non-GAAP amounts for the three months ended December 31, 2008 exclude: (i) the recognition of $7.2 million in license and contract revenues as a result of the termination of our agreements with Shire for the development of an amphetamine patch, (ii) a $0.5 million reduction of the charge related to previously manufactured Daytrana® product at risk of exceeding the product’s peel force specification during its shelf life, and (iii) a $1.8 million charge for the defense of a patent infringement case.

(2)	Non-GAAP amounts for the three months ended December 31, 2007 exclude a total of $3.3 million in fourth quarter charges related to separation arrangements associated with the retirement of certain executive officers as well as an immaterial amount associated with the voluntary market withdrawal of a portion of the Daytrana® product by Shire.

(3)	Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).